Exhibit 99.1

Amkor Reports First Quarter 2005 Results

CHANDLER, Ariz.– May 4, 2005 — Amkor Technology, Inc. (Nasdaq: AMKR) reported first quarter 2005 sales of $418 million, down 8% sequentially and down 10% from the first quarter of 2004. Amkor’s first quarter net loss was $119 million, or ($0.68) per share, and included a provision for legal settlements, with no tax benefit, of $50 million, or ($0.28) per share. For the first quarter of 2004, Amkor’s net income was $11 million, or $0.06 per share, and included charges, with no tax benefit, of $2.7 million, or ($0.02) per share, in connection with the prepayment of Amkor’s term loan under its senior secured credit facility, and a provision for legal settlement of $1.5 million, or ($0.01) per share.

“Our first quarter operating results reflect a bottoming out of the current semiconductor industry correction and the impact of higher factory costs and operating expenses associated with the capacity expansion and growth initiatives we put in place last year,” said James Kim, Amkor’s chairman and chief executive officer. “These initiatives, which include our collaboration with IBM and acquisition of Unitive, have created a strong pipeline of new business opportunities. Our goal is to execute successfully on these opportunities and achieve above-industry revenue growth in 2005 and 2006.”

“We are encouraged with the way business developed over the first quarter of 2005,” said John Boruch, Amkor’s president and chief operating officer. “Rising customer forecasts signify to us that the semiconductor industry inventory correction has generally run its course. We have gained major business wins for graphics and gaming applications requiring wafer bump, flip chip assembly, and associated probe and test, and also for CDMA related packaging and test. Our wafer level packaging is ramping to meet Q2 requirements, and the business outlook for Stacked CSP, System-in-package, MicroLeadFrame®, Chip Scale BGA, Memory Cards, and Test is looking strong. We are focused on executing on our business opportunities.”

“We are also seeing the results of an increased focus on customer satisfaction, and I’m pleased to note that since mid-2004 we have received recognition awards from a broad range of customers, including Altera, Atheros, Conexant, Infineon, Intel, Qualcomm, QuickLogic, Silicon Labs, Texas Instruments and Volterra,” said Boruch. “The transfer of IBM’s outsourced assembly and test business is moving forward under our supply agreement.”

“First quarter gross margin of 10.4% was at the lower end of our guidance, reflecting the combined impact of an increased fixed cost structure attributable to our 2004 capacity expansion and growth initiatives, seasonally lower revenues, and greater than expected erosion of average selling prices for our products,” said Ken Joyce, Amkor’s chief financial officer.

“First quarter SG&A expenses included $4 million in legal costs, principally in connection with the mold compound litigation and our patent infringement lawsuit against Carsem,” said Joyce. “As previously disclosed, in April 2005 we reached settlements, totaling $45 million, of two cases in the mold compound litigation. We will continue to incur legal expenses as we defend the two remaining cases related to the mold compound litigation and have accrued an additional $5 million loss contingency in connection with these remaining mold compound cases.

First quarter capital expenditures totaled $47 million. “We are investing primarily in key growth areas, such as wafer bumping, flip chip assembly, probe and final test, which are associated with the strategic initiatives we put in place in 2004, and which have translated into major program wins that should drive revenue in the second half of 2005 and into 2006,” said Joyce. “We are currently budgeting second quarter capital expenditures of $145 million.”

“In our Form 10-K filing, we said that 2005 capital expenditures could reach $300 million and would depend on the performance of our business, the need for additional capacity to service anticipated customer demand and the availability of suitable financing.”

Selected operating data for the first quarter of 2005 is included in a separate section of this release before the financial tables.

Business outlook
Our customer forecasts are rising for a broad range of existing package products and also for turnkey flip chip programs that have resulted from our Unitive acquisition and IBM collaboration. We anticipate a stronger-than-normal revenue increase for the second quarter; however profitability will be constrained by the combined effects of continued pricing pressure and a significant ramp in capital and factory resources being deployed to support Q3 and Q4 business expectations. On the basis of current forecasts, we have the following expectations for the second quarter of 2005:

•	Sequential revenue increase in the range of 10% to 13%.

•	Gross margin in the range of 12% to 14%.

•	Net loss in the range of 28 cents to 32 cents per diluted share.

We anticipate recognizing approximately $2 million per quarter in foreign tax expense during 2005. At March 31, 2005 our company had U.S. net operating loss carryforwards totaling $330 million expiring through 2025. Additionally, at March 31, 2005 we had $66 million of non-U.S. net operating loss carryforwards expiring through 2010.

Amkor will conduct a conference call on May 4, 2005 at 5:00 p.m. eastern time to discuss the results of the first quarter in more detail. The call can be accessed by dialing 303-205-0066 or by visiting the investor relations page of our web site: www.amkor.com or Thompson CCBN’s website, www.companyboardroom.com. An archive of the webcast can be accessed through the same links and will be available until our next quarterly earnings conference call. An audio replay of the call will be available for 48 hours following the conference call by dialing 303-590-3000 passcode: 11029599.

Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.

Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws, including, without limitation, statements regarding the following: the pending industry recovery; the ramp of our wafer level packaging business; the business outlook for Stacked CSP, System-in-package, MicroLeadFrame®, Chip Scale BGA, Memory Cards, and Test; planned expansion wafer bumping, probe, assembly and final test; the transfer of IBM’s outsourced assembly and test business; ongoing legal expenses; Amkor’s financial performance, including expected revenue, gross margin, and net loss; expected asset utilization, competitive pricing actions, and absorption of costs associated with recent acquisitions; Amkor’s positioning for the long term; budgeted capital expenditure; and the statements contained under Business Outlook. These forward-looking statements are subject to a number of risks and uncertainties that could affect future results and cause actual results and events to differ materially from historical and expected results, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; deterioration of the U.S. or other economies; the highly unpredictable nature of litigation; our relationship with IBM; the satisfaction of conditions in the agreements entered into in connection with the IBM transaction; the incurrence of significant additional cost and expense necessary for the increase in Amkor’s capacity; worldwide economic effects of terrorist attacks and military conflict; competitive pricing and declines in average selling prices; timing and volume of orders relative to the production capacity; fluctuations in manufacturing yields; competition; the risk of adverse results of litigation against us; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations and technological challenges.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that could affect the company’s operating results and financial condition is detailed in the company’s filings with the Securities and Exchange Commission, including the Report on Form 10-K for the year ended December 31, 2004.

Contact:

     Jeffrey Luth
     VP Corporate Communications
     480-821-5000 ext. 5130
     jluth@amkor.com

Selected operating data for the first quarter of 2005

·	Capital expenditures		$47 million
	Net change in related accounts payable		$20 million

	Purchases of property, plant & equipment		$67 million

·	Depreciation and amortization		$61 million
·	Free cash flow *		($73 million)

*	Reconciliation of free cash flow to the most directly comparable GAAP measure:

	Net cash used in operating activities		($6 million)
	Purchases of property, plant & equipment		($67 million)

	Free cash flow		($73 million)

We define free cash flow as net cash (used in) provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles, and our definition of free cash flow may not be comparable to similar companies.

·	Capacity utilization, calculated as quarterly revenue divided by revenue generating capacity (RGC) at quarter-end, was approximately 69%. We define RGC as 90% utilization of installed capacity (based on the limiting equipment set on each production line), using quarterly average selling price.

·	Assembly unit shipments were 1.54 billion, down 1% from Q4 2004.

·	Percentage of revenue:
	Leadframe packages	42%
	Laminate packages	44%
	Other	4%
	Test	10%

(tables to follow)

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended
	March 31,
	2005	2004
Net sales	$417,481	$464,646
Cost of sales	374,086	352,798

Gross profit	43,395	111,848

Operating expenses:
Selling, general and administrative	58,492	52,178
Research and development	8,900	8,977
Amortization of intangibles	1,974	1,328
Provision for legal settlements	50,000	1,500

Total operating expenses	119,366	63,983

Operating income (loss)	(75,971)	47,865

Other expense (income):
Interest expense, net	40,513	33,290
Foreign currency exchange loss	2,232	75
Other expense (income), net	178	(923)
Debt retirement expense (1)	—	2,720

Total other expense (income)	42,923	35,162

Income (loss) before income taxes and minority interest	(118,894)	12,703
Minority interest	1,011	(358)

Income (loss) before income taxes	(117,883)	12,345
Provision for income taxes	1,187	1,435

Net income (loss)	$(119,070)	$10,910

Per Share Data:
Basic and diluted net income (loss) per common share	$(0.68)	$0.06

Shares used in computing basic net income (loss) per common share	175,718	174,622

Shares used in computing diluted net income (loss) per common share	175,718	180,202

(1) Debt retirement costs include the following:
Call premium	$—	$1,687
Unamortized deferred debt acquisition costs	—	1,033

	$—	$2,720

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$286,760	$372,284
Accounts receivable:
Trade, net of allowance of $5,115 in 2005 and $5,074 in 2004	265,137	265,547
Other	5,912	3,948
Inventories, net	111,638	111,616
Other current assets	33,348	32,591

Total current assets	702,795	785,986
Property, plant and equipment, net	1,372,149	1,380,396
Goodwill	655,858	656,052
Intangibles, net	44,918	47,302
Investments	11,646	13,762
Other assets	78,971	81,870

Total assets	$2,866,337	$2,965,368

Liabilities and Stockholders’ Equity
Current liabilities:
Bank overdraft	$—	$102
Short-term borrowings and current portion of long-term debt	42,245	52,147
Trade accounts payable	201,577	211,706
Accrued expenses	209,666	175,075

Total current liabilities	453,488	439,030
Long-term debt	2,042,411	2,040,813
Other non-current liabilities	117,663	109,317

Total liabilities	2,613,562	2,589,160

Minority interest	5,807	6,679

Stockholders’ equity:
Common stock	176	176
Additional paid-in capital	1,323,579	1,323,579
Accumulated deficit	(1,088,142)	(969,072)
Accumulated other comprehensive income	11,355	14,846

Total stockholders’ equity	246,968	369,529

Total liabilities and stockholders’ equity	$2,866,337	$2,965,368

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Three Months Ended
	March 31,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(119,070)	$10,910
Depreciation and amortization	60,858	52,397
Other non-cash items	1,382	5,262
Changes in assets and liabilities excluding effects of acquisitions (1)	51,173	16,215

Net cash (used in) provided by operating activities	(5,657)	84,784

Cash flows from investing activities:
Purchases of property, plant and equipment (1)	(67,497)	(131,297)
Other investing activities	156	6,454

Net cash used in investing activities	(67,341)	(124,843)

Cash flows (used in) provided by financing activities	(11,816)	71,752

Effect of exchange rate fluctuations on cash and cash equivalents	(710)	544

Net change in cash and cash equivalents	(85,524)	32,237
Cash and cash equivalents, beginning of period	372,284	313,259

Cash and cash equivalents, end of period	$286,760	$345,496

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$40,170	$27,519
Income taxes	$2,733	$11,781

Prior to March 31, 2005, the Company did not exclude from capital expenditures reported in the statement of cash flows, capital expenditures that were unpaid and included in accounts payable at each balance sheet date. Thus capital expenditures were reported in the cash flow statement on an accrual basis rather than on a cash basis. This presentation caused an over/understatement of cash flows from investing activities with an equal over/understatement of cash flows from operating activities. For the three months ended March 31, 2004, the non cash amount of capital expenditures was an estimated $39.5 million. The Company has corrected the amounts within the accompanying condensed consolidated cash flow statement for the three months ended March 31, 2004, to reduce net cash provided by operating activities and net cash used in investing activities by $39.5 million, compared with the amounts previously reported. The Company is currently evaluating the impact of the inclusion of these non cash amounts in the cash flow statement on its previously reported financial statements as well as management’s assessment of the effectiveness of internal control over financial reporting. The ultimate resolution of this matter will not impact the Company’s previously reported balance sheets; statements of operations including its net income (loss), earnings (loss) per share; stockholders’ equity; or its disclosure of free cash flow.